Exhibit 10.8

DynaVox Systems Holdings LLC

Management Incentive Bonus (“MIB”) Plan

March 2010

INTRODUCTION

This document sets forth the terms and conditions of the DynaVox Systems Holdings LLC Management Incentive Bonus Plan, as it may be amended and in effect from time to time (the “Plan”). This Plan applies to all employees of the Company that fulfill the eligibility requirements of the Plan and is intended, subject to annual review by the Board or the Committee acting on behalf of the Board, to be recurring annually.

PURPOSE

The purpose of the Plan is to motivate, reward, and acknowledge achievement by employees of the Company.

POLICY

It is Company policy to reward Company employees periodically for achieving performance targets based upon consolidated financial results of DynaVox Systems Holdings LLC, which are then modified based upon individual performance objectives. These rewards are made through the Plan.

A.            RESPONSIBILITY/ADMINISTRATION

1.             The Plan will be administered jointly by the CFO, who is responsible for monitoring the financial performance measurements, and the CEO, who, in coordination with the Human Resources department, monitor individual performance measures.

2.             All bonus targets (minimum, on-target and maximum) and subsequent payouts under the Plan must be approved by the Committee.

3.             The Committee is authorized to (i) interpret the Plan, (ii) establish, amend and rescind any rules and regulations relating to the Plan, and (iii) make any other determinations (other than those specifically designated for the CEO or CFO) that it deems necessary or desirable for the administration of the Plan.  The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable.

4.             Any determination made by the CEO, CFO or the Committee under the Plan will be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors); provided that in the event of a conflict between a determination made by the CEO or the CFO, as applicable, and a determination made by the Committee, the Committee’s determination will govern.

B.            PROCEDURE

1.             The Plan will be administered and interpreted according to the terms set forth herein. This Plan document is available to all Participants when they are first eligible to participate in the Plan and will be re-issued to all Participants at the beginning of any Fiscal Year whenever its provisions have changed.  Part-time employees of the Company are not eligible to participate in the Plan.

2.             Unless otherwise determined by the Committee, a Participant’s first year bonus under the Plan, if any, will be prorated based on such Participant’s date of hire, to the extent applicable. A Participant must be hired by March 31st   of a given Fiscal Year to be eligible to participate in the Plan with respect to that Fiscal Year.

3.             Unless otherwise determined by the Committee, all Participants in the Plan must be employed on June 30th of a given Fiscal Year, the last day of the bonus measurement period, as well as the actual payment date of the bonus to be eligible for a bonus, if any, under the Plan.

4.             A Company position grade schedule with bonus awards levels will be maintained and approved annually by senior management of DynaVox Systems Holdings LLC, in consultation with the Committee.  Bonus awards levels will be expressed as a percentage of the Participant’s annual base compensation (i.e., annual base salary for exempt positions and hourly rate times 2,080 hours for non-exempt positions) tied to an on-target award level (i.e., 100%). Maximum award levels are up to double that of an on-target award level (e.g., 200%). Cumulatively, all Participants eligible for bonuses under this Plan at an on-target payout of 100% comprises the bonus pool.

5.             The bonus pool is funded based on overall Company performance compared to a performance matrix approved annually by the Board or the Committee acting on behalf of the Board. Such performance matrix will clearly illustrate the Board/Committee-approved financial targets aligned with the minimum target level (i.e., a starting point), an on-target level (100% of the bonus pool), and a maximum target level (up to 200% of the bonus pool). Individual performance levels will be determined resulting in modifications ranging from 80% to 110% of the individual bonus award with total payments under the Plan not to exceed the bonus pool.

6.             Targets and payouts (including any over-achievement payouts) are cumulative through the applicable Fiscal Year and bonuses under the Plan, if any, are paid out upon finalization of the audited financial statements of the Company, unless otherwise determined by the Committee.  All payouts under the Plan are calculated on a pro-rated basis between the “minimum” target level and the “on-target” level as well as between the “on-target” target level and the “maximum” target level.

TERMINATION AND AMENDMENT

The Board reserves the right to terminate, suspend, discontinue or amend the Plan at any time at its sole discretion.

STATUS OF THE PLAN; NO EMPLOYMENT RIGHTS; NON-ASSIGNABILITY

The Plan is intended to constitute an “unfunded” bonus plan.  With respect to any payments not yet made to a Participant by the Company, nothing contained in this Plan provides any Participant with any rights that are greater than those of a general, unsecured creditor of the Company.  No Participant will at any time possess any interest whatsoever in the assets of the Company.

Neither the establishment of this Plan nor any action taken hereunder or bonus granted hereunder will be held or construed to confer on any Participant the right to a continuation of employment by the Company for any period of time.

Further, no Participant will have any right to transfer, assign, alienate or encumber any present or future right or expectation to any benefit under this Plan, such rights hereunder being deemed non-assignable and non-transferable except as required by law.  Any attempt to make any such transfer, assignment, alienation or encumbrance shall be null and void ab initio.

The Company’s obligations under this Plan are not assignable or transferable except to (i) a corporation which acquires all or substantially all of the Company’s assets or (ii) any corporation into which the Company may be merged or consolidated.

WITHHOLDING

The obligations of the Company to make payments under the Plan will be subject to applicable federal, state and local tax withholding and other employment tax requirements and any payments made to a Participant hereunder shall be reduced by the amount of any such taxes required to be withheld or paid.

COMPLIANCE WITH SECTION 409A OF THE CODE

The Plan is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code.

GOVERNING LAW

The Plan will be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflicts of law.

DEFINITIONS

“Board” means the Board of Directors of DynaVox Systems Holdings LLC.

“CEO” means the Chief Executive Officer of DynaVox Systems Holdings LLC.

“CFO” means the Chief Financial Officer of DynaVox Systems Holdings LLC.

“Code” mean the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board.

“Company” means DynaVox Systems Holdings LLC and its wholly-owned subsidiaries.

“Fiscal Year” means DynaVox Systems Holdings LLC’s fiscal year.

“Participant” means a full-time employee on the regular payroll of the Company, unless otherwise determined by the Committee.